Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
AMCOL International Corporation:

We consent to the incorporation by reference in the registration statements (Nos.333-135491, 333-00581, 333-56017, 333-68644, 333-110500, 33-55540 and 33-733478) on Form S-8 of AMCOL International Corporation and subsidiaries of our report dated March 16, 2006, with respect to the consolidated statement of operations, comprehensive income, stockholders’ equity and cash flows for the year ended December 31, 2005, which report appears in the December 31, 2007 annual report on Form 10-K of AMCOL International Corporation.

KPMG LLP

Chicago, Illinois
March 14, 2008